EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SMI PRODUCTS, INC.,
NILE THERAPEUTICS, INC.
AND
NILE MERGER SUB, INC.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 15, 2007, among SMI Products, Inc., a Delaware corporation (“Parent”), Nile Therapeutics, Inc., a Delaware corporation (“Nile”), and Nile Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Nile and Merger Sub intend to enter into a business combination transaction.

B. The Board of Directors of Nile (i) has determined that the Merger (as defined in Section 1.1 below) is consistent with and in furtherance of the long-term business strategy of Nile and fair to, and in the best interests of, Nile and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the stockholders of Nile adopt this Agreement.

C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has approved the issuance of shares of Parent Common Stock (as defined in Section 1.6(a)below) pursuant to the Merger (the “Share Issuance”).

D. The Board of Directors of Merger Sub (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Merger Sub, and fair to and in the best interests of, Merger Sub and its stockholder, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the sole stockholder of Merger Sub adopt this Agreement.

E. Prior to and as a condition to the Closing (as defined in Section 1.2 below), Nile shall have raised a minimum of $15 million through the issuance of shares of Nile Common Stock (as defined in Section 1.6 below) and related options and warrants to purchase Nile Common Stock (the “Financing”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1. The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Nile (the “Merger”), the separate corporate existence of Merger Sub shall cease and Nile shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2. Effective Time. Unless this Agreement is earlier terminated pursuant to Article VII hereof, the closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Parent’s counsel, at a time and date to be specified by the parties, but in no event later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI hereof. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form attached as Exhibit A hereto or like instrument (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time at which the Merger has become fully effective (or such later time as may be agreed in writing by Nile and specified in the Certificate of Merger) is referred to herein as the “Effective Time”).

1.3. Effect of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of Nile and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Nile and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) Prior to or at the Effective Time, the properties and assets of Parent and Merger Sub will be free and clear of any and all encumbrances, charges, claims, equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature (collectively, the “Encumbrances”), except for such liabilities, accounts payable, debts, adverse claims, duties, responsibilities and obligations of every kind or nature, whether accrued or unaccrued, known or unknown, direct or indirect, absolute, contingent, liquidated or unliquidated and whether arising under, pursuant to or in connection with any contract, tort, strict liability or otherwise (collectively the “Liabilities”) of Parent which are described in Sections 3.5(b) and 3.7 hereof.

1.4. Certificates of Incorporation; Bylaws. From and after the Effective Time and until further amended in accordance with applicable law, (i) the Certificate of Incorporation of Nile as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and (ii) the Bylaws of Nile as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

1.5. Nile Directors and Officers.

(a) Unless otherwise determined by Nile prior to the Effective Time, the directors of Nile immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Unless otherwise determined by Nile prior to the Effective Time, the officers of Nile immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

1.6. Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Nile and Merger Sub or the holders of any of the following securities, the following shall occur:

(a) Conversion of Nile Capital Stock. At the Effective Time, the Parent shall issue (or reserve for issuance upon exercise or conversion of Nile Convertible Securities (as defined below)) an aggregate of 23,750,000 shares of common stock of Parent, par value $0.001 per share (the “Parent Common Stock”) to the holders of Nile Common Stock on a Fully Diluted Basis (as defined below) (the “Merger Consideration”) (See Capitalization Schedule attached hereto as Schedule 2.6). Each share of common stock, par value $0.001 per share, of Nile (the “Nile Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.10 below)) will be automatically converted (subject to Section 1.6(d)), into a number of shares of Parent Common Stock determined by multiplying each such share of Nile Common Stock by the quotient determined by dividing (x) 23,750,000 by (y) the aggregate number of shares of Nile Common Stock issued and outstanding immediately prior to the Effective Time, on a Fully Diluted Basis (“Nile Convertible Securities”) (the “Exchange Ratio”), such aggregate shares of Parent Common Stock being referred to in this Agreement as the “Merger Consideration”. If any shares of Nile Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Nile, then the shares of Parent Common Stock issued in exchange for such shares of Nile Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. For purposes of this Agreement “Fully Diluted Basis” shall mean the number of shares of Common Stock that would be outstanding upon the conversion of all outstanding shares of preferred stock of Nile outstanding on the date of the Closing, plus the shares of Common Stock issuable upon conversion or exercise, as the case may be, of all securities of Nile convertible into, exercisable for, or exchangeable for, directly or indirectly, shares of Nile Common Stock, that are currently exercisable by the holder thereof or which will become exercisable within 90 days of the date of the Closing.

(b) Nile Stock Options. At the Effective Time, the Nile Therapeutics, Inc. 2005 Incentive Stock Plan ( the “Nile Option Plan”), including all options to purchase Nile Common Stock then outstanding thereunder or otherwise, shall be assumed by Parent in accordance with Section 5.5(a) hereof.

(c) Nile Warrants. At the Effective Time, all warrants to purchase Nile Common Stock then outstanding shall be assumed by Parent, and shall become exercisable for shares of Parent Common Stock in accordance with Section 5.5(b) hereof.

(d) Adjustments to Merger Consideration. Except as described in Section 0, the Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Nile Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Nile Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. In lieu thereof any fractional share will be rounded to the nearest whole share of Parent Common Stock (with 0.5 being rounded up).

1.7  Registration Rights. The Parent shall include in the registration statement that it anticipates filing with the SEC on Form S-1, SB-2, or any another appropriate form in accordance herewith, in the sole discretion of the Parent (the "Registration Statement"), that includes the shares sold in the Private Placement that Nile contemplates consummating prior to the Closing Date, the shares of each of the stockholders set forth on Schedule 1.7 hereto (the "Parent Stockholder Shares," and each a “Parent Stockholder”) and any of their permitted lawful transferees. If at any time following the Closing, the Parent shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (a "Subsequent Registration Statement"), other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act), and the Parent Stockholder Shares are not at such time covered by an effective registration statement permitting their resale, then the Parent shall include in the Subsequent Registration Statement the Parent Stockholder Shares, unless the inclusion of such Parent Stockholder Shares in such Subsequent Registration Statement is prohibited by a written agreement entered into between Parent and a third party in connection with a capital raising transaction which obligates the Parent to file such Subsequent Registration Statement. The Parent shall use its reasonable efforts to provide in any such third party agreement entered into in connection with a capital raising transaction for the specific inclusion of the Parent Stockholder Shares in any registration statement filed in connection therewith. If the Registration Statement is being filed pursuant to a third-party written agreement obligating the Company to file the same, the holders of the Parent Stockholder Shares shall be entitled to receive all notices and documents sent by the Parent to the third-party whose securities are being registered pursuant to such Subsequent Registration Agreement. The obligations of the Parent set forth in this Section 1.7 to register the shares of a Parent Stockholder shall be contingent upon that Parent Stockholder promptly furnishing in writing to the Parent such information as may be required in connection with such registration, and required to be furnished by third party subscribers to such registration, including, without limitation, all such information as may be requested by the SEC or the NASD or any state securities commission and all such information regarding the Parent Stockholder, the Parent Stockholder Shares the intended method of disposition of the Parent Stockholder Shares.

1.8 Rights of Holders of Nile Capital Stock.

(a) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of Nile Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 0) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Parent Common Stock into which such shares of Nile Common Stock shall have been converted pursuant to Section (a) above. The record holder of each such outstanding certificate representing shares of Nile Common Stock, shall, after the Effective Date, be entitled to vote the shares of Parent Common Stock into which such shares of Nile Common Stock shall have been converted on any matters on which the holders of record of the Parent Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of Nile Common Stock, Parent may rely conclusively upon the record of stockholders maintained by Nile containing the names and addresses of the holders of record of Nile Common Stock on the Effective Date.

(b) On and after the Effective Date, Parent shall reserve a sufficient number of authorized but unissued shares of Parent Common Stock for issuance in connection with (i) the conversion of Nile Common Stock into Parent Common Stock and (ii) the exercise of all options, warrants, and any other instrument convertible into, or exchangeable for, shares of Nile Common Stock, to purchase shares of Nile Common Stock outstanding immediately prior to the Effective Time.

1.9 Procedure for Exchange of Nile Common Stock.

(a) After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Nile Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 0), upon surrender of such certificates to the registrar or transfer agent for Parent Common Stock, shall be entitled to receive certificates representing the number of whole shares of Parent Common Stock into which shares of Nile Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section (a) hereof. Parent shall not be obligated to deliver the Merger Consideration to which any former holder of shares of Nile Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Nile Common Stock shall be cancelled. If there is a transfer of Nile Common Stock ownership which is not registered in the transfer records of Nile, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of Parent, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable, and (z) the issuance of such Parent Common Stock shall not, in the sole discretion of Parent, violate the requirements of the Regulation D “safe harbor” of the Securities Act with respect to the private placement of Parent Common Stock that will result from the Merger.

(b) All shares of Parent Common Stock issued upon the surrender for exchange of Nile Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Nile Common Stock.

(c)  No holder surrendering a certificate representing shares of Nile Common Stock will be issued in exchange a certificate representing other than a whole number of shares of Parent Common Stock.

(d) Any shares of Parent Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by Parent of a written opinion of counsel reasonably satisfactory to Parent to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends must be placed on all certificates representing shares of Parent Common Stock issued in the Merger, substantially as follows:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY AND ITS LEGAL COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(e) In the event any certificate for Nile Common Stock shall have been lost, stolen or destroyed, Parent shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of the Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

1.10 Dissenting Shares.

(a) Shares of capital stock of Nile held by stockholders of Nile who have not consented to and approved this agreement in writing and who have properly exercised and preserved appraisal rights with respect to those shares in accordance with all of the provisions of Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of Parent Common Stock pursuant to Section (a) above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been cancelled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from Parent of shares of Parent Common Stock as provided in Section (a) above.

(b) Any payments in respect of Dissenting Shares will be deemed made by the Surviving Corporation.

1.11 No Further Ownership Rights in Nile Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Nile Common Stock. After the Effective Time, there shall be no further registration of transfers on the records of Surviving Corporation of shares of Nile Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this ARTICLE I.

1.12 Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations (the “Regulations”). Both prior to and after the Closing, each party's books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.13 Payments to Public Officials. Notwithstanding anything to the contrary in this ARTICLE I, none of Nile, Parent, Merger Sub or Surviving Corporation shall be liable to a holder of Nile Common Stock or SMI Stockholder Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable law.

1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation (and/or its successor in interest) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Nile and Merger Sub, the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of Merger Sub, Nile and otherwise) to take all such necessary action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF NILE

Except as set forth in the schedules attached hereto, Nile hereby represents and warrants to Parent that the statements contained in this ARTICLE II are true and correct.

2.1. Organization, Qualification and Subsidiaries. Nile is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Nile has no subsidiaries and does not have an equity interest in any other firm, partnership, association or other entity. Nile is duly qualified to transact business as a foreign corporation and is in good standing under the applicable laws of each jurisdiction where the location of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not have a Nile Material Adverse Effect (as defined in Section 2.3 below).

2.2. Authorization, Enforcement. Nile has the requisite corporate power and authority to conduct its business as presently conducted and to enter into and to consummate the Merger. The execution and delivery of this Agreement by Nile and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Nile and no further consent or action is required by Nile, other than the Required Approvals (as defined in Section 3.2 below) and the approval of Nile’s stockholders and the approval of the stockholders of Parent and Merger Sub of the Merger and the amendments to their respective certificates of incorporation (the “Stockholder Approvals”). This Agreement, when executed and delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Nile enforceable against Nile in accordance with its terms, subject to the Stockholder Approvals, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable laws affecting creditors’ rights and remedies generally and general principles of equity.

2.3. No Conflicts. The execution, delivery and performance of this Agreement by Nile and the consummation by Nile of the Merger do not and will not: (i) conflict with or violate any provision of Nile’s Certificate of Incorporation or Bylaws, or (ii) subject to obtaining the Stockholder Approvals and the filing with the Secretary of State of Delaware of the Certificate of Merger (collectively, the “Required Approvals”), conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice or lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing Nile debt or otherwise) or other understanding to which Nile is a party or by which any material property or asset of Nile is bound or affected, or (iii) result in a violation of any applicable law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which Nile is subject (including federal and state securities laws and regulations), or by which any material property or asset of Nile is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate (a) materially and adversely affect the legality, validity or enforceability of the Merger, (b) have or result in a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of Nile, taken as a whole, or (c) materially and adversely impair Nile’s ability to perform fully on a timely basis its obligations under this Agreement (any of (a), (b) or (c), a “Nile Material Adverse Effect”); provided, however, that any adverse change, event or effect that is demonstrated to be caused primarily by the conditions generally affecting the United States economy, or by conditions generally effecting the biotechnology or pharmaceutical industries, shall be deemed not to be a Nile Material Adverse Effect.

2.4. Filings, Consents and Approvals. Nile is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Nile of this Agreement, other than the Required Approvals.

2.5. Issuance of the Shares. The Nile Common Stock issued in the Financing will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all liens at issuance. Assuming the accuracy of the purchasers’ representations and warranties set forth in the relevant subscription agreements, no registration under the Securities Act is required for the offer and sale of the Nile Common Stock by Nile to the purchasers in the Financing.

2.6. Capitalization. As of the date of this Agreement, Nile’s authorized capital consists of 25,000,000 shares of Nile Common Stock and 5,000,000 shares of preferred stock. Nile’s outstanding capital (i) as of the date of this Agreement and (ii) as of immediately before the Effective Time, is set forth on Schedule 2.6. Except as described in Schedule 2.6, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Nile Common Stock, or contracts, commitments, understandings or arrangements by which Nile is or may become bound to issue additional shares of Nile Common Stock or rights convertible or exchangeable into shares of Nile Common Stock.

2.7. Contracts and Commitments.

(a) Schedule 2.7 hereto lists the following agreements, whether oral or written, to which Nile is a party, which are currently in effect, and which relate to the operation of Nile’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) contract, agreement or understanding relating to the voting of Nile Common Stock or the election of directors of Nile; (vii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Nile; (viii) guaranty of any obligation for borrowed money or otherwise; (ix) lease or agreement under which Nile is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (x) lease or agreement under which Nile is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (xi) contract which prohibits Nile from freely engaging in business anywhere in the world; (xii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Nile in connection with intellectual property rights held by Nile; (xiii) contract or commitment for capital expenditures in excess of $10,000; (xiv) agreement for the sale of any capital asset; or (xvi) other agreement which is either material to Nile’s business or was not entered into in the ordinary course of business.

(b) To Nile’s knowledge, (i) Nile has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 2.7 hereto and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; (ii) Nile has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and (iii) Nile has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

2.8. Affiliate Transactions. Except as set forth in Schedule 2.8 hereto, and other than pursuant to this Agreement, no officer, director or employee of Nile, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by any of such persons) (collectively “Nile Insiders”), has any agreement with Nile (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Nile (other than ownership of capital stock of Nile). Except as set forth on Schedule 2.8, Nile is not indebted to any Nile Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Nile Insider is indebted to Nile (except for cash advances for ordinary business expenses). None of the Nile Insiders has any direct or indirect interest in any competitor, supplier or customer of Nile or in any person, firm or entity from whom or to whom Nile leases any property, or in any other person, firm or entity with whom Nile transacts business of any nature. For purposes of this Section 2.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

2.9. Financial Statements. Nile has provided the Parent and the Merger Sub with audited financial statements for the year ending December 31, 2006 and the six month period ended June 30, 2007. The audited financial statements of Nile, together with the related notes thereto, present fairly, in all material respects, the financial position of Nile as of the dates specified and the results of its operations and changes in financial position for the periods covered thereby. Such audited financial statements and related notes were prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) throughout the period indicated except as may be disclosed in the notes thereto. Except as required to be set forth in such financial statements, or on Schedule 2.9, Nile has no material liabilities of any kind, whether accrued, absolute, contingent or otherwise or entered into any material transactions or commitments.

2.10. Taxes. Nile has filed, on a timely basis, each Federal, state, local and foreign Tax Return which is required to be filed by it, or has requested an extension therefore, and has paid all Taxes and all related assessments, penalties and interest shown on such tax returns to the extent that the same have become due and are not being contested in good faith.

2.11. Litigation. Other than as set forth on Schedule 2.11, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Nile, threatened against or affecting Nile or its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) materially adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Nile Material Adverse Effect. Nile is not nor has it ever been the subject of any Action involving a claim of violation of or liability under federal or state securities laws. There has not been, and to the knowledge of Nile, there is not pending or contemplated, any investigation by the SEC or any other governmental authority involving Nile.

2.12. Compliance. Nile is not: (i) in violation of its certificate of incorporation or by-laws; (ii) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Nile under), nor has Nile received notice of a claim that it is in default under or that it is in violation of, any material indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), which default or violation would have or result in a Nile Material Adverse Effect; (iii) in violation of any order of any court, arbitrator or governmental body; or (iv) in violation of any statute, rule or regulation of any governmental authority, except in each case as would not, individually or in the aggregate, have or result in a Nile Material Adverse Effect.

2.13. Regulatory Permits. Nile possesses or has applied for all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits would not, individually or in the aggregate, have a Nile Material Adverse Effect (“Material Permits”), and Nile has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

2.14. Properties. Nile does not own any real property in fee simple, and Nile has good and marketable title to all property (personal, tangible and intangible) owned by it, free and clear of all security interests, liens and encumbrances, except those that (i) do not materially interfere with the use made of such property by Nile; (ii) for such imperfections of title and encumbrances that would not have a Nile Material Adverse Effect; or (iii) for liens that are not yet due and payable.

2.15. Intellectual Property. Nile owns all right, title and interest in, or possesses adequate and enforceable rights to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, rights, licenses, franchises, trade secrets, confidential information, processes, formulations, software and source and object codes necessary for the conduct of Nile’s business (collectively, the “Intangibles”), except to the extent that the failure to own or possess adequate rights to such Intangibles would not have a Nile Material Adverse Effect. To the knowledge of Nile, Nile has not infringed upon the rights of others with respect to the Intangibles and Nile has not received written notice that it has or may have infringed or is infringing upon the rights of others with respect to the Intangibles, or any written notice of conflict with the asserted rights of others with respect to the Intangibles, which infringement or conflict, if the subject of an unfavorable decision, would have a Nile Material Adverse Effect.

2.16. Insurance. The insurance policies owned and maintained by Nile that are material to Nile are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Nile is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Nile has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

2.17. No Undisclosed Liabilities. Except as reflected in the audited balance sheet of June 30, 2007 (the “Nile Balance Sheet”) contained in the audited financial statements referenced in Section 2.9, or as otherwise disclosed on Schedule 2.17, Nile has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except liabilities which have arisen after the date of the Nile Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

2.18. Environmental Matters. None of the operations of Nile involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

2.19. Material Changes. Except for the proposed Financing, the transactions contemplated thereby and such other transactions as are set forth on Schedule 2.19, since the date of the Nile Balance Sheet: (i) there has been no event, occurrence or development that has had a Nile Material Adverse Effect, (ii) Nile has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in Nile’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) Nile has not altered its method of accounting or the identity of its auditors, (iv) Nile has not declared or made any dividend or distribution of cash or other property to its stockholders except in the ordinary course of business consistent with prior practice, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock except consistent with prior practice or pursuant to existing Nile stock option or similar plans, and (v) Nile has not issued any equity shares to any officer, director or affiliate, except pursuant to existing Nile stock option or similar plans or upon conversion or exercise of outstanding Nile securities.

2.20. Lack of Publicity. Neither Nile nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising as those terms are used in Regulation D under the Securities Act in the United States with respect to the Financing or the securities that will be exchanged for Nile Common Stock in the Merger, including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, regarding the Financing, nor did any such person sponsor any seminar or meeting to which potential investors were invited by, or any solicitation of a subscription by, a person not previously known to such investor in connection with investments in the Nile Common Stock generally. Neither Nile nor any person acting on its or their behalf have engaged or will engage in any form of directed selling efforts (as that term is used in Regulation S under the Securities Act) with respect to the securities that will be exchanged for Nile Common Stock in the Merger.

2.21. Full Disclosure. The representations and warranties of Nile contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Nile has knowledge that has not been disclosed to Parent pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Nile Material Adverse Effect or materially adversely affect the ability of Nile to consummate in a timely manner the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to Nile that the statements contained in this ARTICLE III are true and correct.

3.1. Organization of Parent and Merger Sub.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and Merger Sub as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that any adverse change, event or effect that is demonstrated to be caused primarily by the conditions generally affecting the United States economy shall be deemed not to be a Parent Material Adverse Effect.

(b) Parent has no subsidiaries other than Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Parent, which is inactive.

(c) Parent has delivered or made available to Nile a true and correct copy of the Certificate of Incorporation and Bylaws of each of Parent and Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

3.2. Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock of which there were 755,100 shares issued and outstanding as of the date hereof and 10,000,000 shares of blank check preferred stock none of which are issued and outstanding. As of the Closing, the authorized capital stock of Parent shall consist of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock and there shall be issued and outstanding such number of shares of Parent Common Stock as is required pursuant to Section 4.3 hereof and no shares of preferred stock shall be issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which there were no shares issued and outstanding as of the date hereof. All outstanding shares of Parent and Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent and Merger Sub or any agreement or document to which Parent or Merger Sub is a party or by which it is bound. Other than as set forth on Schedule 3.2, as of the date hereof, Parent did not have any options or warrants to purchase common stock outstanding.

3.3. Obligations With Respect to Capital Stock. Other than as set forth on Schedule 3.3, there are no equity securities, partnership interests or similar ownership interests of any class of Parent or Merger Sub, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. There are no equity securities, partnership interests or similar ownership interests of any class of Merger Sub of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security partnership interest or similar ownership interest of any class of Merger Sub.

3.4. Authority.

(a) That certain shares of Parent Common Stock have been registered under Section 12(g) of the Exchange Act on Form SB-2/A dated July 31, 2001.

(b) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject only to the adoption of this Agreement by Merger Sub’s stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Nile, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity.

(c)  The execution and delivery of this Agreement by each of Parent and Merger Sub, do not, and the performance of this Agreement by each of Parent and Merger Sub, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent, or Merger Sub, respectively, (collectively, the “Parent Charter Documents”); (ii) subject to compliance with the requirements set forth in Section 3.4(d) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub, respectively, or by which its or any of their respective properties is bound or affected; or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent's or Merger Sub's rights or alter the rights or obligations of any third party under, or to Parent's knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Merger Sub, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Parent or Merger Sub is a party or by which Parent or Merger Sub, or any of their respective properties are bound or affected.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to any of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws (including under Regulation D) and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.5. Parent SEC Filings; Parent Financial Statements.

(a) The Parent has filed all forms, reports and documents required to be filed with the SEC. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that the Parent may file subsequent to the date hereof) are collectively referred to herein as the “Parent SEC Reports” and Parent has provided or made available to Nile copies thereof and of all correspondence to or from the SEC with respect to the Parent. As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented the financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of the Parent as of June 30, 2007 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, the Parent does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent, except liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices. No person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Parent Accounting Oversight Board, has participated in or otherwise aided the preparation of, or audited, any financial statements, supporting schedules or other financial data filed by the Parent with the SEC.

3.6. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of the Parent Balance Sheet, Parent has conducted business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or Merger Sub, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.1 or Section 4.2 hereof, if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by Parent in accounting principles, practices or methods.

3.7. No Undisclosed Liabilities. Except as reflected in the Parent Financials or as otherwise disclosed on Schedule 3.7, Parent has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except liabilities which have arisen after the date of the Parent Financials in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

3.8. Tax Matters.

(a) There have been duly and timely filed by Parent with the appropriate Taxing Authorities all Tax Returns required to be filed before the Closing Date and all such Tax Returns were true, correct and complete in all material respects. No extension is in effect for Parent with respect to the filing of any Tax Return, the payment of any Taxes, or any limitation period regarding the assessment or collection of any Taxes.

(b) Parent has paid in full all Taxes which have become due and payable on or before the Closing Date (whether or not shown on any Tax Return). Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Parent through the Closing Date.

(c) There are no liens for Taxes upon Parent or Merger Sub or any of their properties or assets except for Taxes not yet due and payable.

(d) Neither Parent nor Merger Sub has ever been a member of an affiliated, consolidated, unitary or combined group filing a consolidated, unitary or combined Tax Return. Neither Parent nor Merger Sub has ever been a party to any tax allocation, sharing or reimbursement agreement or arrangement.

(e) Neither Parent nor Merger Sub has any liability for the Taxes of any other person under Treasury Regulation Section 1.502-6 (or similar provisions of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise.

(f) Parent does not have pending any ruling requests filed by it or on its behalf with any Taxing Authority and is not a party to any closing agreement described in Internal Revenue Code Section 7121 (or similar provisions of state, local or foreign law).

(g) Parent has delivered to Nile correct and complete copies of all income Tax Returns and all other material Tax Returns filed with respect to Parent for all completed taxable years commencing on or after January 1, 2004, together with all examination reports by any Taxing Authority, any statements of deficiencies proposed or assessed against or agreed to by Parent, and any notices of proposed adjustments received with respect to such years.

(h) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted, assessed or reassessed (as may be applicable) by any Taxing Authority against Parent that has not been paid, settled or otherwise resolved. There is no action, suit, claim, examination, investigation, proceeding or audit now pending, proposed or threatened against Parent with respect to any Taxes. Parent has not been notified by any Taxing Authority that any issues have been raised with respect to any Tax Return.

(i) No claim has been made within the past five (5) calendar years by any Taxing Authority in a jurisdiction where Parent did not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j) Neither Parent nor Merger Sub is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

(k) As used in this Agreement, “Tax” means any federal, state, province, local or foreign income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, capital stock, social security (or similar), unemployment, disability, severance, stamp, gains, registration, value added, occupation, premium, real property, personal property, profits, windfall profits, environmental, alternative or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority whether disputed or not.

(l) As used in this Agreement, “Tax Return” is defined as any return, declaration, report, claim for refund, information return, statement or other document (including any related or supporting information, schedule, attachment and any amendment thereof) filed or required to be filed with any federal, state, province, local or foreign governmental entity or other authority (a “Taxing Authority”) in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

3.9. Contracts and Commitments.

(a) Schedule 3.9 hereto lists the following agreements, whether oral or written, to which Parent or Merger Sub is a party, which are currently in effect, and which relate to the operation of Parent’s business, or where applicable, the business of Merger Sub: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of Parent Common Stock or the election of directors of Parent; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Parent or Merger Sub; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which Parent or Merger Sub is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (xi) lease or agreement under which Parent or Merger Sub is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (xii) contract which prohibits Parent or Merger Sub from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Parent or Merger Sub in connection with any intellectual property rights; (xiv) contract or commitment for capital expenditures in excess of $10,000; (xv) agreement for the sale of any capital asset; (xvi) contract with Merger Sub any affiliate thereof which in any way relates to Parent (other than for employment on customary terms); or (xvii) other agreement which is either material to Parent’s business or was not entered into in the ordinary course of business.

(b) To Parent’s knowledge, Parent and Merger Sub has performed all obligations required to be performed by them in connection with the contracts or commitments required to be disclosed in Schedule 3.9 hereto and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption, Parent and Merger Sub, where applicable, have no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption, and Parent has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

3.10. Patents and Trademarks. Parent has no patents, trademarks, licenses, sublicenses, or any agreement relating to the ownership of use of any intellectual property.

3.11. Compliance; Permits; Restrictions.

(a) Neither Parent nor Merger Sub is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which it or any of its properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or Merger Sub, nor has any Governmental Entity indicated in writing an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Parent or Merger Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Sub, any acquisition of material property by Parent or Merger Sub or the conduct of business by Parent as currently conducted.

(b) Parent and Merger Sub hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of the business of Parent except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, (collectively, the “Parent Permits”). Parent and Merger Sub are in compliance in all material respects with the terms of the Parent Permits.

3.12. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Parent, or as to which Parent or Merger Sub has received any written notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or Merger Sub seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Parent Material Adverse Effect.

3.13. Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than finders’ fees, the payment for which will be the sole responsibility of Parent.

3.14. Employees.

(a) The Company does not now have, nor has it ever had at any time, any employees.

(b) Except as otherwise set forth in Schedule 3.14, or as contemplated by this Agreement, to the knowledge of Parent, neither any executive employee of Parent nor any group of Parent’s employees has any plans to terminate his, her or its employment; (b) Parent has no material labor relations problem pending and its labor relations are satisfactory; (c) there are no workers’ compensation claims pending against Parent nor is Parent aware of any facts that would give rise to such a claim; (d) to the knowledge of Parent, no employee of Parent is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Parent; and (f) no employee or former employee of Parent has any claim with respect to any intellectual property rights of Parent.

3.15. Affiliate Transactions. Except as set forth in Schedule 3.15 hereto, and other than pursuant to this Agreement, no officer, director or employee of Parent, Merger Sub or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “Parent Insiders”), has any agreement with Parent (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Parent (other than ownership of capital stock of Parent). Parent is not indebted to any Parent Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Parent Insider is indebted to Parent) except for cash advances for ordinary business expenses, in each case in an amount less than $1,000). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of Parent or in any person, firm or entity from whom or to whom Parent leases any property, or in any other person, firm or entity with whom Parent transacts business of any nature. For purposes of this Section 3.15, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

3.16. Books and Records. The books of account, minute books, stock record books, and other records of Parent, all of which have been made available to Nile, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. At the Closing, all of Parent’s records will be in the possession of Parent.

3.17. Real Property. Neither Parent nor Merger Sub owns any real property. Schedule 3.17 contains an accurate list of all leaseholds and other interests of Parent and Merger Sub in any real property. Parent and Merger Sub have good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in Parent’s business.

3.18. Insurance. The insurance policies owned and maintained by Parent that are material to Parent are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Parent is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Parent has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.19. Environmental Matters. None of the operations of Parent or any Merger Sub involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

3.20. Absence of Liens and Encumbrances. Each of Parent and Merger Sub has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens and encumbrances except (i) as reflected in the Parent Financial Statements, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

3.21. Board Approval. The Board of Directors of each of Parent and Merger Sub has (i) determined that the Merger is fair to, advisable and in the best interests of it and its stockholders, (ii) has approved the Share Issuance and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

3.22. Valid Issuances. The Merger Consideration to be issued by Parent in the Merger, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, full paid and non-assessable, free of all liens and encumbrances and not subject to preemptive rights.

3.23. Disclosed Information. None of the information supplied or to be supplied by Parent for inclusion in any proxy statement, or any amendments or supplements thereto, to be distributed to the shareholders of either Nile or the Surviving Corporation in connection with a meeting of such stockholders to vote upon this Agreement and the transactions contemplated hereby, will, at the time of the mailing of such proxy statement and the time of such meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.24. Investigations and Inquiries. Nether Parent nor any of its respective directors or officers is the subject of any investigation, inquiry or proceeding before the Securities Exchange Commission or any state securities commission or administrative agency.

3.25. Foreign Corrupt Practices. Neither the Parent, nor to the Parent’s knowledge, any director, officer, agent, employee or other Person acting on behalf of the Parent or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.26. Sarbanes-Oxley Act. Other than as se forth on Schedule 3.26, the Parent is either in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof or any elements of non-compliance.

3.27. Patriot Act. To the extent applicable, both the Parent and Merger Sub are in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

3.28. Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Parent and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Parent in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Parent Material Adverse Effect.

3.29. Investment Company Status. Neither Parent nor the Merger Sub is, nor upon consummation of the sale of the Securities will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.30. Full Disclosure. The representations and warranties of Parent and Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Parent has knowledge that has not been disclosed to Nile pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub or materially adversely affect the ability of Parent or Merger Sub to consummate in a timely manner the transactions contemplated hereby.

3.31. Lack of Publicity. Neither Parent nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising as those terms are used in Regulation D under the Securities Act in the United States with respect to the Financing or the securities that will be exchanged in the Merger, including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, regarding the Financing, nor did any such person sponsor any seminar or meeting to which potential investors were invited by, or any solicitation of a subscription by, a person not previously known to such investor in connection with investments in the securities of Nile generally. Neither Parent nor any person acting on its or their behalf have engaged or will engage in any form of directed selling efforts (as that term is used in Regulation S under the Securities Act) with respect to the securities that will be exchanged in the Merger.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1. Conduct of Business by the Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE VIII or the Effective Time, except as contemplated by this Agreement, the Financing or the transactions contemplated hereby and thereby, each of Nile, Merger Sub and Parent shall conduct their respective businesses in the ordinary course and in substantial compliance with all applicable laws and regulations, pay their respective debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to (i) preserve intact their present business organization; (ii) keep available the services of each of their present officers and employees, respectively; and (iii) preserve their relationships with customers, suppliers, distributors, licensors, licensees and others with which each party has business dealings material to their respective business.

4.2. Negative Covenants of Parent. Except as permitted by the terms of this Agreement, without the prior written consent of Nile, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit Merger Sub to do any of the following:

(a) Except as required by applicable law, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprise options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Except as required by applicable law, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Nile, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or Merger Sub;

(e) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or any equity-based awards (whether payable in shares, cash or otherwise);

(f) Cause, permit or submit to a vote of Parent's stockholders any amendments to the Parent Charter Documents (or similar governing instruments of Merger Sub);

(g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments;

(h) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbering or disposition of property or assets which are not material, individually or in the aggregate, to the business of Parent and Merger Sub;

(i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent;

(j) Adopt or amend any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law;

(k) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Parent Balance Sheet or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Parent or Merger Sub is a party or of which Parent or Merger Sub is a beneficiary;

(l) Except in the ordinary course of business consistent with past practice, materially modify, amend or terminate any agreements or waive, delay the exercise of, release or assign any material rights or claims thereunder without providing prior notice to Parent;

(m) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(n) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Parent or Merger Sub, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(o) Take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(p) Agree in writing or otherwise to take any of the actions described in Section 4.2(a) through 4.2(o) above.

4.3. Affirmative Pre-Closing Covenants of Parent. Prior to the Closing, Parent shall take all actions required such that immediately after the Effective Time the holders of Parent Common Stock, or any securities convertible into or exchangeable into shares of Parent Common Stock, including any shares issuable to Section 6.2(h) hereof, shall own in the aggregate 1,250,000 shares of Parent Common Stock, which shall represent five percent (5%) of the fully diluted shares of Parent Common Stock immediately following the Effective Time (the “Parent Recapitalization”).

4.4. Covenants of Nile. Except as disclosed in Schedule 4.4 hereto, permitted by the terms of this Agreement or in connection with the Financing or the transactions contemplated hereby and thereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Nile shall not (i) amend the Nile Charter Documents (other than as provided herein ); (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; (iv) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code or a qualifying exchange under Section 351 of the Code; (v) conduct its business, other than in the ordinary course consistent with past practices; (vi) issue any capital stock or any options, warrants or other rights to subscribe for or purchase any capital stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of the capital stock of Nile; or (vii) directly or indirectly redeem, purchase, sell or otherwise acquire any capital stock of Nile.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1. Public Disclosure; Securities Law Filings. Parent and Nile will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. In addition, Parent and Nile agree to cooperate in the preparation and filing of all filings required by applicable securities laws, including, without limitation, the Merger Form 8-K (as defined in Section 6.1 below), other current reports on Form 8-K and information required by Rule 14f-1 under the Exchange Act.

5.2. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

5.3. Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following: (i) causing the conditions precedent set forth in ARTICLE IV to be satisfied; (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from any federal, state, local or foreign governmental authority (collectively, “Governmental Entities” and each a “Governmental Entity”); (iii) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iv) avoiding any suit, claim, action, investigation or proceeding by any Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement; (v) obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (vi) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Parent shall give prompt notice to Nile upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Nile shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Nile to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.4. Third Party Consents. On or before the Closing Date, Parent and Nile will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.5. Nile Stock Options and Warrants.

(a) At the Effective Time, the Nile Option Plan and each outstanding option to purchase shares of Nile Common Stock (each, a “Nile Stock Option”) thereunder or otherwise, whether or not vested, shall, by virtue of the Merger, be assumed by Parent. Each Nile Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting and exercisability on certain transactions), except that (i) each Nile Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock as determined by multiplying the number of shares of Nile Common Stock that were subject to such Nile Stock Option immediately prior to the Effective Time by the Exchange Ratio determined pursuant to Section 1.6(a), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Nile Stock Option will be determined by dividing the exercise price per share of Nile Common Stock at which such Nile Stock Option was exercisable immediately prior to the Effective Time, by the Exchange Ratio determined pursuant to Section 1.6(a) and rounding the resulting exercise price up to the nearest whole cent and that such number of shares of Parent Common Stock and exercise price shall be determined in a manner consistent with the requirements of Section 409A of the Code. No vesting periods for Nile Stock Options will accelerate as a result of the transaction contemplated hereby. At the Effective Time, (i) all references in the Nile Option Plans and related stock option agreements to Nile shall be deemed to refer to Parent and (ii) Parent shall assume all of Nile's obligations with respect to the Nile Option Plans and Nile's Stock Options as so amended.

(b) At the Effective Time, each outstanding warrant to purchase shares of Nile Common Stock (each, a “Nile Warrant”), whether or not vested, shall, by virtue of the Merger, be assumed by Parent. Each Nile Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options or warrants immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting and exercisability on certain transactions), except that (i) each Nile Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock as determined pursuant to the Exercise Ratio set forth in Section 1.6(a), and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Nile Warrant will be equal to the exercise price per share of Nile Common Stock at which such Nile Warrant was exercisable immediately prior to the Effective Time, adjusted to give effect to the Exchange Ratio determined pursuant to Section 1.6(a). No vesting periods for any Nile Warrants will accelerate as a result of the transaction contemplated hereby. At the Effective Time, (i) all references in the related stock warrant agreements to Nile shall be deemed to refer to Parent and (ii) Parent shall assume all of Nile's obligations with respect to Nile's Warrants as so amended.

(c) It is intended that the Nile Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Nile Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.5 shall be applied consistently with such intent.

5.6. Parent Stock Options and Warrants. At the Effective Time, any outstanding options to purchase shares of Parent Common Stock (each, a “Parent Stock Option”), whether or not vested, and any outstanding warrants to purchase shares of Parent Common Stock, whether or not then exercisable, shall, by virtue of the Merger, be cancelled.

5.7. Parent Board of Directors. At the Effective Time, the Board of Directors of Parent, in accordance with applicable law and the Parent Charter Documents, shall take all necessary action (which action may include the resignation of existing directors) to cause the Board of Directors of Parent, as of the Effective Time, to appoint the directors of Nile as directors of the Parent.

5.8. Parent Management. At the Effective Time, the Board of Directors of Parent, in accordance with applicable law and the Parent Charter Documents shall take all necessary action to appoint the officers of Nile to the similar offices of Parent.

5.9. Private Placement. Each of Nile and Parent shall take all necessary action on its part such that the issuance of the Merger Consideration to Nile stockholders constitutes a valid “private placement” under the Securities Act. Without limiting the generality of the foregoing, Nile shall (1) provide each Nile stockholder with a stockholder qualification questionnaire in the form reasonably acceptable to both Parent and Nile (a “Stockholder Questionnaire”) and (2) use its best efforts to cause each Nile stockholder to attest that that stockholder either (A) is an “accredited investor” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both Parent and Nile to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

5.10. Nile Stockholder Written Consent; Materials to Stockholders.

(a) Nile shall use commercially reasonable efforts to obtain, in lieu of holding a stockholder meeting, the written consent of the number of Nile stockholders necessary under its Certificate of Incorporation, Bylaws, and the DGCL to approve this agreement and the Merger.

(b) Nile shall as promptly as practicable following the date of this agreement prepare and mail to Nile stockholders all information as may required to comply with the DGCL and the Securities Act.

5.11. No Negotiation. Other than as contemplated pursuant to the Financing, until the Effective Date, or such time, if any, as this Agreement is terminated pursuant to ARTICLE VII below, neither Parent nor Nile shall, nor shall they permit any of their respective affiliates, directors, officers, employees, investment bankers, attorneys or other agents, advisors or representatives to, directly or indirectly, (a) sell, offer or agree to sell its business, by sale of shares or assets, merger or otherwise (each an “Acquisition Transaction”) other than pursuant to this Agreement, (b) solicit or initiate the submission of any proposal for an Acquisition Transaction, or (c) participate in any discussions or negotiations with, or furnish any information concerning its business to, any corporation, person or other entity in connection with a possible Acquisition Transaction other than pursuant to this Agreement. If either Parent or Nile is contacted or solicited by any third-party regarding any action contemplated in Sections 5.11(a), (b) or (c) above, such party must promptly inform the other in writing.

5.12. Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, except as a result of a fraud, or a material misstatement or omission hereunder, perpetrated by any party to this agreement, or their respective successors or affiliates, shall have any liability hereunder from and after the Closing Date.

5.13. Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

5.14. Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

5.15. Access to Information. Each of Nile and Parent shall afford to the other and the other's accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all properties, books, contracts, commitments and records (including, but not limited to, tax returns) of it and, during such period, shall furnish promptly (a) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or filed by it during such period with the SEC in connection with the transactions contemplated by this Agreement or which may have a Parent Material Adverse Effect or Nile Material Adverse Effect on it and (b) such other information concerning its business, properties and personnel as the other shall reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties to consummate the Merger. All non-public documents and information furnished to either Nile or Parent, as the case may be, in connection with the transactions contemplated by this Agreement shall be deemed to have been received, and shall be held by the recipient, in confidence, except that Nile and Parent, as applicable, may disclose such information as may be required under applicable law or as may be necessary in connection with the preparation of the Proxy Statement. Each party shall promptly advise the others, in writing, of any change or the occurrence of any event after the date of this Agreement and prior to the Effective Time having, or which, insofar as can reasonably be foreseen, in the future would reasonably be expected to have, any Nile Material Adverse Effect or Parent Material Adverse Effect on, as applicable.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived if waived in writing by both Parent and Nile:

(a) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b) Stockholder Approvals. This Agreement shall have been adopted and the Merger shall have been duly approved by the requisite vote under applicable law and in accordance with the procedures set forth in Certificate of Incorporation, Bylaws and the DGCL by the stockholders of each party to this Agreement and all other Stockholder Approvals required by Section 2.2 shall have been obtained, including without limitation, the approval of the stockholder of the Merger Sub.

(c) Dissenting Shares. Nile stockholders holding in the aggregate not more than five percent (5%) of the Nile Common Stock shall have delivered to Nile a written demand for appraisal in accordance with Section 262(d) of the DGCL.

(d) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) Schedules. Each of the parties hereto shall have delivered to each other complete and accurate Schedules to this Agreement and such Schedules shall have been approved by the recipient.

(f) Exhibits. The parties shall mutually agree upon the form and substance of all the Exhibits to this Agreement and the appropriate signatories thereto shall have executed and delivered each such document.

(g) Officers’ Certificate. Each party shall have furnished to the other a certificate of its Chief Executive Officer dated as of the Effective Date, in which such officers shall certify that, to their best knowledge, the conditions set forth in Section 6.2(a) and 6.2(b) or 6.3(a) and 6.3(b) (as applicable) have been fulfilled and are true and correct.

(h) Nile Financing. Nile shall have closed on at least $15 million of gross proceeds from the sale of Nile Common Stock in the Financing.

(i) Readiness of the Form 8-K. The Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Nile and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”) shall be, in the opinion of the parties and their respective counsel, in a form reasonably acceptable for filing with the SEC immediately following the Closing. The Merger 8-K will be prepared by counsel for Nile, subject to review by the Parent’s counsel.

6.2. Additional Conditions to Obligations of Nile. The obligation of Nile to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Nile:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks only as of an earlier date) and Nile shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Nile shall have received a certificate to such effect signed on behalf of each of Parent and Merger Sub by an authorized officer of Nile.

(c) Consents and Approvals. Parent and Merger Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Parent’s or Merger Sub’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Parent or any license, franchise or permit of or affecting Parent or Merger Sub.

(d) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Parent Material Adverse Effect. For purposes of the preceding sentence and Section (a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

(i) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Nile shall conclude that it has or could have a Parent Material Adverse Effect on the Parent and the Surviving Corporation, taken as a whole; and

(ii) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

(e) Corporate Documents.  Nile shall have received a copy of the Certificate of Incorporation of each of the Parent and Merger Sub, certified by the Secretary of State of the State of Delaware evidencing the good standing of Parent and Merger Sub in such jurisdiction.

(f) Other Agreements and Resignations. Each of the officers and directors of Parent and Merger Sub immediately prior to the Closing Date shall deliver duly executed resignations from their positions with each such applicable corporation immediately upon the Effective Time.

(g) Compliance with Securities Law Requirements. Parent shall be in compliance in all material respects with all requirements of applicable securities laws, including, without limitation, the filing of reports required by Section 13 of the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by Nile in connection therewith.

(h) Conversion of Promissory Notes. All debt instruments or securities of Parent held or beneficially owned by Fountainhead Capital Partners Limited and its affiliates (“Fountainhead”) shall be converted into shares of Parent Common Stock.

(i) Parent Capitalization. Parent shall have not more than 1,250,000 shares of Parent Common Stock issued and outstanding immediately prior to the Merger.

6.3. Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of Nile set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks only as of an earlier date or to the extent such representation and warranty is no longer true on account of transactions contemplated by this Agreement or the Financing) and Parent shall have received a certificate signed on behalf of Nile by the Chief Executive Officer of Nile to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Nile Material Adverse Effect.

(b) Agreements and Covenants. Nile shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Nile by an authorized officer of Nile.

(c) No Closing Material Adverse Effect. Since the date hereof, there shall not have occurred a Nile Material Adverse Effect. For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Nile Material Adverse Effect:

(i) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Nile shall conclude that it has or could have a Nile Material Adverse Effect on Nile and the Surviving Corporation, taken as a whole; and

(ii) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy, or by conditions generally affecting the biotechnology or pharmaceutical industries.

(d) Audited Financial Statements. Nile shall have the audited financial statements that are required to be filed with the SEC as an exhibit to Merger Form 8-K available on or before the Closing Date.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Nile:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and Nile; or

(b) by either Parent or Nile if the Merger shall not have been consummated by August 31, 2007, which date will be automatically extended upon written notice by Nile to the Parent of such a need for up to 30 days if the expiration of the Financing shall have been extended (such date, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement; or

(c) by either Parent or Nile if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and non-appealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the Merger; or

(d) by Parent, on the one hand, or Nile, on the other, if any condition to the obligation of any such party to consummate the Merger set forth in Section 6.2 (in the case of Nile) or 6.3 (in the case of Parent) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a breach of this Agreement by the party seeking to terminate this Agreement.

7.2. Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger is consummated, provided that in the event the Merger is consummated, Nile will pay the reasonable legal fees of Parent’s counsel in this transaction up to $25,000. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby.

7.3. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of Nile, there shall not be any amendment that by applicable law requires further approval by the stockholders of Nile without the further approval of such stockholders. This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, Nile and Merger Sub.

7.4. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
CONTINUATION OF BUSINESS

After the Effective Time of the Merger, Parent, either directly or through Nile as long as Nile is within Parent’s “qualified group” within the meaning of Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), will continue at least one significant historic business line of Nile, or use at least a significant portion of Nile's historic business assets in a business, in each case within the meaning of Regulations Section 1.368-1(d), except that Nile's historic business assets may be transferred (a) to a corporation that is another member of Parent’s Qualified Group, or (b) to an entity taxed as a partnership if (i) one or more members of Parent’s Qualified Group have active and substantial management functions as a partner with respect to Parent’s historic business or (ii) members of Parent’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in Nile's historic business, in each case within the meaning of Regulations Section 1.368-1(d)(4)(iii).

ARTICLE IX
GENERAL PROVISIONS

9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub (prior to Closing):

President
SMI Products, Inc.
122 Ocean Park Blvd.
Suite 307
Santa Monica, CA 90405
Phone: (310) 396-1691
Fax: (310) 362-8887

With a copy to:

Robert L. B. Diener
122 Ocean Park Blvd.
Suite 307
Santa Monica, CA 90405
Phone: (310) 396-1691
Fax: (310) 362-8887

(b) if to Nile or Merger Sub (or Parent subsequent to Closing), to:

Chief Executive Officer
Nile Therapeutics, Inc.
2850 Telegraph Avenue
Berkeley, CA 94704
Phone: (510) 281-7701
Fax: (510) 288-1310

With a copy to:

Ira L. Kotel
Dickstein Shapiro, LLP
1177 Ave of the Americas, 41st floor
New York, NY 10036
Tel: (212) 277-6686
Fax: (212) 391-1529

9.2. Interpretation.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

(c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(d) For purposes of this Agreement, an “agreement,” “arrangement,” “contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

(e) As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below unless the context otherwise requires:

Term	Section
Acquisition Transaction	5.11
Action	2.11
Agreement	Preamble
Certificate of Merger	1.2
Closing	1.2
Closing Date	1.2
Code	0
DGCL	Recitals
Dissenting Shares	0
Effective Time	1.2
Encumbrances	1.3(b)
Exchange Act	3.5(a)
Exchange Ratio	1.6
Expenses	7.2
Financing	Recitals
GAAP	2.9
Governmental Entity	5.3(a)
Intangibles	2.15
Liabilities	1.3(b)
Material Permits	2.13
Materials Adverse Effect	2.3
Memorandum	Recitals
Merger	1.1
Merger Consideration	1.6(a)
Merger Form 8-K	6.1(i)
Merger Sub	Preamble
Merger Sub Common Stock	3.2
Nile	Preamble
Nile Balance Sheet	2.17
Nile Common Stock	1.6(a)
Nile Insider	2.8
Nile Preferred Stock	1.6(b)
Nile Material Adverse Effect	2.3
Nile Option Plans	1.6(b)
Nile Stock Option	5.5(a)
Nile Warrant	5.5(b)
Outside Date	7.1(b)
Parent	Preamble
Parent Balance Sheet	3.5(b)
Parent Charter Documents	3.4(a)
Parent Common Stock	1.6(a)
Parent Financials	3.5(b)
Parent Insiders	3.15
Parent Material Adverse Effect	3.1(a)

Parent Permits	3.11(b)
Parent Recapitalization	4.3
Parent SEC Reports	3.5(a)
Parent Stockholder	1.7
Parent Stockholder Shares	1.7
Parent Stock Option	5.6
Qualified Group	ARTICLE VIII
Registration Statement	0
Regulations	0
Required Approvals	2.4
SEC	1.7
Securities Act	3.5(a)
Share Issuance	Recitals
SMI Stockholder Shares	0
Stockholder Approvals	2.2
Stockholder Questionnaire	5.9
Subsequent Registration Statement	0
Surviving Corporation	1.1
Tax Returns	3.8(l)
Tax	3.8(k)
Taxing Authority	3.8(l)

9.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.5. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which t they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

9.7. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

9.8. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10. Waiver of Jury Trial. EACH OF PARENT, NILE AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, Nile AND MERGER SUBIN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.11. Survival of Representations and Warranties. The respective representations, warranties, obligations, agreements and promises of the parties contained in this Agreement and in any exhibit, schedule, certificate or other document delivered pursuant to this Agreement, shall survive for a period of one year following the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

NILE THERAPEUTICS, INC.

By:	/s/ Peter Strumph
Name:	Peter Strumph
Title:	CEO

SMI PRODUCTS, INC.

By:	/s/ Geoffrey Alison
Name:	Geoffrey Alison
Title:	President

NILE MERGER SUB, INC.

By:	/s/ Geoffrey Alison
Name:	Geoffrey Alison
Title:	President

NILE DISCLOSURE SCHEDULES

These are the Disclosure Schedules of Nile Therapeutics, Inc., a Delaware corporation (“Nile”) to the Merger Agreement dated as of August 15, 2007 (the “Merger Agreement”) by and among Nile, SMI Products, Inc., a Delaware corporation (“Parent”) and Nile Merger Sub “Merger Sub”, a Delaware corporation and a wholly-owned subsidiary of Parent. Capitalized terms used and not otherwise defined in these Disclosure Schedules shall have the meanings given to such terms in the Merger Agreement.

The information included in these Disclosure Schedules is not intended to constitute, and shall not be construed as constituting, representations or warranties of Nile except as and to the extent provided in the Merger Agreement. Inclusion of any information in these Disclosure Schedules is not and shall not be deemed an admission that such information is material to the operations, business, assets, liabilities, prospects or financial condition of Nile. Inclusion of information herein in connection with the disclosure of matters that are not in the ordinary course of business shall not be deemed to be an admission that such included items or actions are not in the ordinary course of business.

Matters disclosed in these Disclosure Schedules are not necessarily limited to matters required by the Merger Agreement to be disclosed in these Disclosure Schedules. Any matter disclosed in one section of these Disclosure Schedules shall be deemed disclosed for all purposes of any other sections hereof, to the extent that its relevance to such other sections is reasonably apparent. Such additional matters are set forth for information purposes and these Disclosure Schedules do not necessarily include matters of a similar nature. Headings used herein have been provided for convenience of reference.

Schedule 2.6
Nile Capitalization

As of the date of this Agreement, Nile’s authorized capital consists of 25,000,000 shares of Nile Common Stock and 5,000,000 shares of preferred stock. Nile’s outstanding capital (i) as of the date of this Agreement and (ii) as of immediately before the Effective Time, is set forth below. Nile makes no representations hereunder or herein of the information set forth below regarding SMI, and the number of shares of SMI outstanding following the Merger.

	Currently Outstanding	Outstanding Pre Merger	Percent of Nile Pre- Merger	Outstanding Post Merger	Percent Post-Merger
Common Stock	5,126,904	5,126,904	64.31%	15,272,975	61.09%
Options (1)	50,000	50,000	0.63%	148,949	0.60%
Notes and Interest (2)	$4,300,000.00
New Issuance (3)(4)(5)		2,580,579	32.37%	7,687,563	30.75%
Vested Options (6)		215,010	2.70%	640,513	2.56%
Merger Consideration	23,750,000
Conversion Ratio	2.98
Total Outstanding Post Merger	25,000,000
SMI				1,250,000	5.00%
NILE				23,750,000	95.00%
TOTAL	5,176,904	7,972,511		25,000,000	100.00%
Unvested Options (7)(8)(9)		874,075	0.00%	2,603,859	0.00%

(1) 10 year Options exercisable at $0.25 per share.

(2) The 6% Convertible Notes convert automatically upon the Closing of the Private Placement into the same securities issued in the Private Placement at (the "Conversion Shares") at a conversion price equal to 90% of the Offering Price. In addition the Noteholders will receive five year warrants (the "Conversion Warrants") to purchase 10% of Conversion Shares at a per share exercise price equal to the price per share sold in the Financing (the “Per Share Price”).

(3) Includes 1,893,989 shares of Nile Common Stock issued in connection with the Financing.

(4) Includes the 603,271 Conversion Shares and five year warrants to purchase 60,327 Conversion Warrants.

(5) Includes 23,010 shares of Nile Common Stock to be issued to Mayo Medical Foundation for Research and Education to the terms of the Mayo License Agreement (as defined below).

(6) Includes options to purchase (a) 198,910 shares of Common Stock (representing 2.5% of the outstanding Nile Common Stock on a Fully Diluted Basis (as defined in Section 1.6(a)) to be granted to Dr. Allan Gordon following the Closing of the Offering and (b) 16,100 shares of Common Stock, which will be immediately vested in the name of Mr. Daron Evans as a result of the completion of certain performance milestones.

(7) As of the date hereof, none of the members of Management own any securities of Nile or rights to obtain equity securities of Nile other then (a) options to purchase 654,423 shares of Nile Common Stock (representing 7.6% of the outstanding Nile Common Stock on a Fully Diluted Basis) to be granted to Mr. Peter Strumph immediately following the Closing of the Financing (b) options to purchase a 178,979 shares of Nile Common Stock (representing 2.2% of the outstanding Nile Common Stock on a Fully Diluted Basis) to be granted to Mr. Daron Evans immediately following the Closing of the Financing, (c) options to purchase 80,368 shares of Common Stock (representing 1% of the outstanding Nile Common Stock on a Fully Diluted Basis) to be granted to Ms. Jennifer Hodge immediately following the Closing of the Financing, and (d) options to purchase 198,910 shares of Common Stock (representing 2.5% of the outstanding Nile Common Stock on a Fully Diluted Basis) to be granted to Dr. Allan Gordon following the Closing of the Financing.

One third of the options granted to the Mr. Strumph and Mr. Evans will vest, if at all, throughout the term of their respective employment upon the successful completion of certain goals and milestones. Two-thirds of such options will vest, if at all, in equal installments upon the anniversary of such their respective employment agreements. One quarter of the options granted to Ms. Hodge will vest on the anniversary date of her employment. Thereafter the unvested options will vest, if at all, in equal monthly installments. The options to be granted to Dr. Gordon will vest immediately. Approximately 16,100 options will vest in Mr. Evans’ name upon issuance as a result of the completion of certain performance milestones. No other options are currently vested or will vest within 90 days from the date hereof.

All such options described above shall be exercisable at the Per Share Price.

The amounts set forth above reflect the shares outstanding as of the date hereof. The capitalization is subject to adjustment as described in Schedule 1.6(a).

Schedule 2.7
Nile Contracts and Commitments

(1) None.

(2) 401(k) Plan though ADP Total Source.

(3) Medical, dental, STD/LTD, vision, and life insurance plans through ADP TotalSource

(4) 2005 Incentive Stock Option Plan.

(5) See below:

(a) Employment Agreements.

(i) Mr. Peter M. Strumph, Chief Executive Officer of Nile, dated May 11, 2007, which employment commenced on June 8, 2007.
(ii) Mr. Daron Evans, Chief Operating Officer of Nile, dated January 29, 2007, which employment commenced on February 13, 2007.
(iii) Dr. Allan Gordon, President and Chief Executive Officer, dated December 12, 2006, which employment commenced on January 15, 2007 and was terminated on May 21, 2007.
(iv) Letter Agreement with Ms. Jennifer Hodge, Vice President of Clinical Development dated August 6, 2007

(b) Scientific Advisory Board Agreements.

(i) Dr. Barry Massie, dated February 14, 2006.
(ii) Dr. Douglas L. Mann, Dated February 1, 2006.
(iii) Dr. John McMurray, dated March 3, 2006.
(iv) Dr. Michael Komajda, dated March 1, 2007.
(v) Dr. James Young, dated March 14, 2007.

(c) Consulting Agreements.

(i) Ms. Laurel Brown, dated August 1, 2007, pursuant to which Ms. Brown will assist the Company in accounting and compliance matter at an hourly rate of $150.00.
(ii) Ms. Theresa Forbes, dated May 25, 2007, pursuant to which Ms. Forbes will provide assist the company in its clinical operations at an hourly rate of $100.00 per hour.

(6) Pursuant to Mr. Strumph’s Employment Agreement, Nile will use its best efforts to cause Mr. Strumph to be elected as a member of its Board of Directors throughout the term of his employment and shall include him in the management slate for election as a director at every stockholders meeting during the term at which his term as a director would otherwise expire. Mr. Strumph has agreed to accept election, and to serve during the term, as director of Nile, without any compensation.

(7) Indebtedness.

(a) 6% Convertible Notes. In March 2006, Nile issued to certain qualified investors 6% Convertible Promissory Notes in the aggregate principal amount of approximately Four Million Dollars ($4,000,000.00) (the “Notes”). Upon the closing of any equity financing in excess of $5,000,000, including the Financing, (a “Qualified Financing”), the Notes will automatically convert into the same securities issued by Nile (the “Conversion Shares”) in an amount determined by dividing the principal amount of the Notes, and all accrued interests thereon, by 90% of the price per share sold in the Offering (the “Offering Price”). In addition, upon conversion, Nile has agreed to issue to the holders of the Notes (the “Noteholders”) five-year warrants to purchase a number of shares of Common Stock equal to 10% of the Conversion Shares at an exercise price equal to the Offering Price. The Notes are senior to all other indebtedness.

(b) 8% Promissory Note. On July 24, 2007, Nile issued an 8% Promissory Note to a single investor in the aggregate amount of $1,500,000. The Note matures and becomes payable together with the 8% premium on the November 24, 2007. Nile also paid the investor a 2% fee at closing, which amount was netted from the gross proceeds.

(c) Promissory Note. Pursuant to Mr. Evans Employment Contract, Nile loaned Mr. Evans Forty Seven Thousands Dollars ($47,000.00) in order to assist him in the satisfaction of certain obligations owed to his prior employer, which is evidenced by a Note bearing interests at 4.75%. The Note will be repaid to Nile in three annual installments to be subtracted from Mr. Evans’ Performance Bonus. The Note will be repaid by within 10 days of termination of Mr. Evans’ employment prior to the end of his employment term.

(8) None.

(9) On March 21, 2007, Nile entered into a 3-year office lease with Seagate Telegraph Associates, LLC for approximately 2,332 square feet on the 3rd floor of a building located at 2850 Telegraph Avenue, Berkeley, CA 94704. The lease term expires on April 30, 2010. Monthly base rent is $6,087 with annual escalations of $233 per month to $6,320 per month effective May 1, 2008 and to $6,553 per month effective May 1, 2009. Nile is also responsible for payment of its share of certain charges such as operating costs and taxes in excess of the base year and additional rent. In connection with this lease, Nile has made a $14,000 cash deposit.

(10) None.

(11) None.

(12) Mayo License Agreement. In January 2006 Nile entered into an exclusive, worldwide, royalty bearing license agreement (the “Mayo License Agreement”) with Mayo Foundation for Medical Education and Research (“Mayo”), including the right to grant sublicenses, for the rights to the intellectual property and know-how relating to CD-NP, a chimeric natriuretic peptide, for all therapeutic uses. Under the terms of the License Agreement, the Company paid to Mayo an up-front cash payment and reimbursed it for past patent expenses. In addition, Nile issued to Mayo 500,000 shares of Common Stock. Nile is also required to make performance-based cash payments upon successful completion of clinical and regulatory milestones relating to CD-NP. We will not owe any milestone payment to Mayo until the first patient is dosed in the first company sponsored Phase II clinical trial of its lead product in the U.S. The Company has also agreed to pay Mayo milestone payments upon the receipt of regulatory approval for each additional indication of CD-NP as well as for additional compounds or analogues contained in the intellectual property. Nile is also obligated to pay Mayo royalty payments based on sales of the licensed product(s).

2NTX-99 License Agreement. On August 6, 2007, the Company entered into a license agreement relating with Dr. Cesare Casagrande, including the right to grant sublicenses, for the rights to the intellectual property and know-how relating to 2NTX-99. The intellectual property portfolio for 2NTX-99 includes an issued U.S. patent and a pending Patent Cooperative Treaty submission relating to its composition of matter, multiple methods of manufacturing, and method of use in treating a variety of atheroclerotic-thrombotic pathological conditions. Under the terms of the 2NTX-99 License Agreement, the Company paid to Dr. Casagrande an up-front cash payment and reimbursed him for past patent expenses. Additionally, the agreement provides for cumulative performance-based milestone payments to Dr. Casagrande upon completion of clinical and regulatory milestones relating to 2NTX-99 in the U.S., Europe and Japan. Nile will also be required to make certain milestones payments to Dr. Casagrande upon regulatory approval for each additional indication of 2NTX-99 and upon achieving certain annual sales milestones. The first milestone payment will be due when the first patient is dosed in the first company sponsored Phase I clinical trial of 2NTX-99 in the U.S or the EU. Nile also expects to be required to make quarterly royalty payments to Dr. Casagrande equal to a percentage of net sales of licensed products by Nile and its sub-licensees.

(13) None.

(14) Other Material Agreements.

(a) Nile routinely enters into Confidentiality and Non-Disclosure Agreements with third-parties pursuant to which it receives and/or discloses confidential information.

(b) In the ordinary course of business, Nile enters into service agreements with certain clinical research organizations, clinical manufacturing organizations and other clinical, regulatory and medical consultants, organizations and third-party vendors.

(c) On August 10, 2007, Nile entered into a Separation Agreement and General Release (the “Separation Agreement “) with Dr. Allan Gordon, a former executive of Nile. Pursuant to the terms of the Separation Agreement, Nile will continue to Dr. Gordon his base salary, performance bonus and benefits until May 21, 2008. In addition, Nile will grant options to Dr. Gordon to purchase a number of shares of Nile Common Stock equal to 2.5% of the outstanding shares of Common Stock, on a fully diluted basis, immediately following the closing of the Financing. The Company will also provide the executive with limited “piggy-back” registration rights and will reimburse him for attorney’s fees in an amount up to $12,500. In addition, the parties agree to release each other from any claims arising out of Dr. Gordon’s employment with the Company.

(d) The holders of the 6% Convertible Notes are entitled to certain rights to participate in securities financings in order to maintain their ownership percentage.

(e) Nile has entered into a Consulting Agreement with Fountainhead Capital Partners Limited pursuant to which Nile will pay Fountainhead a consulting fee equal to $500,000.

(f) Nile has entered into an Engagement Agreement with Riverbank Capital Securities, Inc. (“Riverbank”) pursuant to which we will pay Riverbank a non-accountable expense allowance for their services in connection with the Financing and will indemnify Riverbank from claims arising out of the Financing. Nile will not pay Riverbank any cash commissions or equity consideration for its services.

Schedule 2.8
Affiliated Transactions

1. Promissory Note. Pursuant to Mr. Evans Employment Contract, Nile loaned Mr. Evans Forty Seven Thousands Dollars ($47,000.00) in order to assist him in the satisfaction of certain obligations owed to his prior employer, which is evidenced by a Note bearing interests at 4.75%. The Note will be repaid to Nile in three annual installments to be subtracted from Mr. Evans’ Performance Bonus. The Note will be repaid by within 10 days of termination of Mr. Evans’ employment prior to the end of his employment term.

2. Two River Group Holdings, LLC and affiliated Broker-Dealer.

Peter M. Kash, Joshua A. Kazam and David M. Tanen, each a director and substantial stockholder of Nile, are the managing members of Two River Group Holdings, LLC, a merchant banking and venture capital firm specializing in biotechnology companies (“Two River”), and are officers and directors of an NASD member broker dealer. Mr. Tanen also serves as our Secretary and Mr. Scott Navins, the Vice President of Finance for Two River, serves as our Treasurer. Additionally, certain employees of Two River, who are also stockholders of Nile, perform substantial operational activity for Nile, including without limitation financial, clinical and regulatory activities.

Nile has agreed to pay to such affiliated broker-dealer $100,000 to cover its expenses (non-accountable) incurred in connection with the Financing and the Merger and will provide customary indemnification to such broker-dealer.

Generally, Delaware corporate law requires that any transactions between Nile and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to us as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, none of our affiliates or Two River is obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us, nor can there be any assurance, and the investors should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates or Two River in the future will be made available to us. In addition, Messrs. Kash, Kazam and Tanen may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with Nile’s.

From time-to-time, some of Nile’s expenses are paid for by Two River. Nile reimburses Two River for these expenses and no interest is charged on the outstanding balance.

Schedule 2.9
Financial Statements

Any material liabilities of any kind, whether accrued, absolute, contingent or otherwise or material transactions or commitments entered into since June 30, 2007.

Schedule 2.11
Litigation

None

Schedule 2.17
Nile Undisclosed Liabilities

None

Schedule 3.2
Parent Capitalization

SMI currently has 100,000,000 shares of common stock, par value $0.001 per share (the “SMI Common Stock”) authorized for issuance, of which there are 755,100 SMI Common Stock issued and outstanding. The certificate of incorporation of SMI also authorizes the issuance of 10,000,000 shares of undesignated preferred stock, none of which is currently outstanding. SMI has no options, warrants, or other rights to acquire shares of capital stock outstanding.

At June 30, 2007 SMI was indebted to Fountainhead, a shareholder holding approximately 73.5% of SMI’s issued and outstanding common shares, in the amount of $165,901, comprising (i) six (6) convertible promissory notes aggregating a principal balance of $92,558 due and payable on August 11, 2007; (ii) a convertible promissory note with a principal balance of $31,637 due on September 30, 2007, (iii) a convertible promissory note with a principal balance of $8,116 due on March 31, 2008 and (iv) a convertible promissory note with a principal balance of $33,590 due on June 30, 2008 (together, the “SMI Notes”). The principal balance of the SMI Notes and all accrued interest thereunder are convertible, in whole or in part, into shares of SMI Common Stock at the option of the payee or other holder thereof at any time prior to maturity, upon ten (10) days advance written notice to SMI. The SMI Notes will convert at the effective time into a number of shares, which when added to the number of fully-diluted SMI common shares at the Closing will not exceed five percent (5%) of such fully-diluted common shares.

Schedule 3.3
Parent Obligations With Respect to Capital Stock

See description of SMI Notes described in Schedule 3.2.

Schedule 3.7
Parent Undisclosed Liabilities

None

Schedule 3.9
Parent Contracts and Commitments

1. On April 1, 2007, the Company entered into a Services Agreement with Fountainhead, an entity which owns 73.5% of the Company’s common stock. The term of the Services Agreement is one year and the Company is obligated to pay Fountainhead a quarterly fee in the amount of $10,000, in cash or in kind, on the first day of each calendar quarter commencing April 1, 2007. Pursuant to the terms of the Services Agreement, Fountainhead shall provide the following services to the Company:

(a)  Fountainhead will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;

(b) At the request of the Company’s management, Fountainhead will provide strategic advisory services relative to the achievement of the Company’s business plan;

(c) Fountainhead will undertake to identify potential merger and acquisition targets for the Company and assist in the analysis of proposed transactions;

(d) Fountainhead will assist the Company in identifying potential investment bankers, placement agents and broker-dealers who are qualified to act on behalf of the Company to achieve its strategic goals.

(e) Fountainhead will assist in the identification of potential investors which might have an interest in evaluating participation in financing transactions with the Company;

(f) Fountainhead will assist the Company in the negotiation of merger, acquisition and corporate finance transactions;

(g) At the request of the Company’s management, Fountainhead will provide advisory services related to corporate governance and matters related to the maintenance of the Company’s status as a publicly-reporting company; and

(h) At the request of the Company’s management, Fountainhead will assist the Company in satisfying various corporate compliance matters.

2. See description of SMI Notes described in Schedule 3.2.

Schedule 3.14
Employees of Parent

None

Schedule 3.15
Parent Affiliated Transactions

1. See description of Services Agreement described in Schedule 3.9 and the description of the SMI Notes on Schedule

2. See description of SMI Notes described in Schedule 3.2.

3. Consulting Agreement between Fountainhead Capital Partners Limited and Nile Therapeutics, Inc.

Schedule 3.17
Parent Real Property

None

Schedule 3.26
Sarbanes Oxley

SMI does not have an independent audit committee and has not retained an outside consultant to such a committee. SMI has only one director.

Schedule 4.4
Covenants of Nile

Schedule 4.4
Parent Shareholders Entitled to Registration Rights

1. Fountainhead Capital Partners Limited
2. Ko Zen Asset Management, Inc.